EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Contact: Peg Lupton
(203) 743-8234

ETHAN ALLEN ANNOUNCES SECOND QUARTER SALES AND EARNINGS

DANBURY, CT., January 23, 2008 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported operating results for the three and six months ended December 31, 2007.

Three Month Results

Net delivered sales for the quarter ended December 31, 2007 increased 0.8% to $259.5 million as compared to $257.4 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 8.6% to $192.6 million. Wholesale sales decreased 5.9% to $155.9 million during that same period. Comparable Ethan Allen design center delivered sales decreased 0.6% as compared to the prior year quarter.

For the quarter ended December 31, 2007, earnings per diluted share amounted to $0.70 on net income of $20.6 million. This compares to earnings per diluted share and net income of $0.70 and $22.8 million, respectively, in the prior year comparable period.

Six Month Results

For the six months ended December 31, 2007, net delivered sales increased 1.6% to $508.2 million as compared to $500.2 million in the prior year comparable period. Net delivered sales for the Company’s Retail division increased 9.3% to $375.3 million, while Wholesale sales decreased 2.8% to $312.3 million during that same period. Comparable Ethan Allen design center delivered sales were basically even with the prior year comparable period.

For the six months ended December 31, 2007, earnings per diluted share amounted to $1.27 on net income of $38.1 million. This compares to earnings per diluted share and net income of $0.96 and $31.2 million, respectively, in the prior year comparable period which included a September 2006 restructuring and impairment charge. Excluding the impact of this charge in the prior year period, earnings per diluted share amounted to $1.22 on net income of $39.8 million, respectively.

Farooq Kathwari, Chairman and CEO, commented, “We continue to show positive sales results both for the quarter and for the six months ended December 31, 2007. For the quarter ended December 31, 2007 our gross margin increased to 53.7% from 52%, our operating earnings remained very strong at 12.9%, and our earnings per share were $0.70, the same as in the prior year, and for the six months our earnings per share were $1.27 compared to $1.22 before restructure charges in the prior year. So far this fiscal year we have generated $47.4 million in operating cash, and utilized $30.3 million to fund capital expenditures oriented primarily toward opening new design centers and $64.8 million to repurchase shares of our common stock. In January 2008 we spent an additional $5.3 million to repurchase shares of our common stock, and as of January 23, 2008, we have remaining authorization to repurchase 1.7 million shares.”

Mr. Kathwari further stated, “Our positive results reflect the ongoing re-positioning of our Company to provide interior design solutions. This has involved numerous initiatives including strengthening our retail network by relocating design centers to stronger retail locations with ten  new design centers opened during the last six months, the implementation of the project management program and intensive training programs, remerchandising about 80% of our product line to implement the new lifestyle projections, a strong regional and national advertising program, and investments in our manufacturing and logistics network.”

Commenting on the near term future outlook Mr. Kathwari said, "While we are operating in a difficult economic environment, especially for the home and home furnishing categories, we remain cautiously optimistic that we have the opportunity to continue to do well due to the above mentioned initiatives that positions Ethan Allen as a provider of style, quality, value and solutions."

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 305 design centers in the United States and abroad, of which 160 are Company-owned. Ethan Allen has 9 manufacturing facilities, which include 2 sawmills, located throughout the United States and 1 facility located in Mexico.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Wednesday, January 23rd. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

#######

EXHIBIT 99.1

Ethan Allen Interiors Inc.

Selected Financial Information

Unaudited

(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Six Months Ended
	12/31/07	12/31/06	12/31/07	12/31/06

Net Sales	$259.5	$257.4	$508.2	$500.2
Gross Margin	53.7%	52.0%	53.7%	52.0%
Operating Margin	12.9%	14.2%	12.1%	10.1%
Operating Margin (ex restructuring & impairment charge (credit))	12.9%	14.1%	12.1%	12.9%
Net Income	$20.6	$22.8	$38.1	$31.2
Net Income (ex restructuring & impairment charge (credit))	$20.6	$22.6	$38.1	$39.8

Operating Cash Flow	$6.0	$20.9	$47.4	$56.2
Capital Expenditures	$17.8	$19.3	$30.3	$34.9
Treasury Stock Repurchases (settlement date basis)	$23.1	$-	$64.8	$17.7

EBITDA	$40.6	$42.9	$75.7	$62.9
EBITDA as % of Net Sales	15.6%	16.7%	14.9%	12.6%
EBITDA (ex restructuring & impairment charge (credit))	$40.6	$42.6	$75.7	$76.5
EBITDA as % of Net Sales (ex restructuring & impairment charge (credit))	15.6%	16.5%	14.9%	15.3%

Selected Financial Data by Business Segment:

	Three Months Ended		Six Months Ended
Retail	12/31/07	12/31/06	12/31/07	12/31/06
Net Sales	$192.6	$177.4	$375.3	$343.4
Operating Margin	3.3%	3.3%	1.9%	2.5%

	Three Months Ended		Six Months Ended
Wholesale	12/31/07	12/31/06	12/31/07	12/31/06
Net Sales	$155.9	$165.7	$312.3	$321.3
Operating Margin	16.9%	18.2%	17.0%	12.9%
Operating Margin (ex restructuring & impairment charge (credit))	16.9%	18.0%	17.0%	17.2%

EXHIBIT 99.1

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net sales	$ 259,510	$ 257,419	$ 508,237	$ 500,242
Cost of sales	120,057	123,669	235,327	240,163
Gross profit	139,453	133,750	272,910	260,079
Operating expenses:
Selling	57,600	54,175	115,178	109,213
General & administrative	48,356	43,360	96,438	86,485
Restructuring & impairment charge (credit)	-	(314)	-	13,622
Total operating expenses	105,956	97,221	211,616	209,320
Operating income	33,497	36,529	61,294	50,759
Interest & other miscellaneous income	2,181	2,575	5,103	4,807
Interest & other related financing costs	2,944	2,915	5,879	5,853
Income before income tax expense	32,734	36,189	60,518	49,713
Income tax expense	12,112	13,397	22,392	18,469
Net income	$20,622	$22,792	$38,126	$31,244
Basic earnings per share:
Net income per share	$0.70	$0.72	$1.28	$0.98
Basic weighted average shares outstanding	29,391	31,737	29,738	31,776
Diluted earnings per share:
Net income per share	$0.70	$0.70	$1.27	$0.96
Diluted weighted average shares outstanding	29,542	32,503	30,003	32,567

EXHIBIT 99.1

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

Unaudited

(In thousands)

	December 31, 2007	June 30, 2007
Assets
Current Assets:
Cash and cash equivalents	$ 86,268	$ 147,879
Accounts receivable, net	12,330	14,602
Inventories	184,353	181,884
Prepaid expenses and other current assets	30,464	33,104
Deferred income taxes	4,429	4,960
Total current assets	317,844	382,429
Property, plant, and equipment, net	341,019	322,185
Intangible assets, net	94,197	92,500
Other assets	5,034	5,484
Total Assets	$758,094	$802,598

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$ 40	$ 40
Customer deposits	44,881	52,072
Accounts payable	23,886	26,650
Accrued expenses and other current liabilities	61,525	68,677
Total current liabilities	130,332	147,439
Long-term debt	202,928	202,868
Other long-term liabilities	20,542	12,003
Deferred income taxes	28,960	30,646
Total liabilities	382,762	392,956
Shareholders’ equity	375,332	409,642
Total Liabilities and Shareholders’ Equity	$758,094	$802,598